Exhibit 1

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Cingulate Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13D. In evidence thereof, the undersigned hereby execute this agreement this 20th day of December, 2021.

December 20, 2021

By:	/s/ Peter J. Werth
Peter J. Werth

WERTH FAMILY INVESTMENT ASSOCIATES LLC

By:	Peter J. Werth, its Chief Executive Officer

By:	/s/ Peter J. Werth
Name:	Peter J. Werth
Title:	Chief Executive Officer